EXHIBIT 21.1

AK STEEL HOLDING CORPORATION SUBSIDIARIES

Name	State/Country of Incorporation
Advanced Materials Processing Inc.	Delaware
AFSG Holdings, Inc.	Delaware
AH Management, Inc.	Delaware
AH (UK) Inc.	Delaware
AK Asset Management Company	Delaware
AK Coal Resources, Inc.	Pennsylvania
AK Coatings Inc.	Ohio
AK Electric Supply LLC	Delaware
AK Electro-Galvanizing LLC	Delaware
AK Iron Resources, LLC	Delaware
AKS HydroForm, Inc.	Ohio
AKS Investments, Inc.	Ohio
AK Steel BV	Holland
AK Steel Corporation	Delaware
AK Steel GmbH	Germany
AK Steel Limited	United Kingdom
AK Steel Natural Resources, LLC	Delaware
AK Steel NV	Belgium
AK Steel S.A.R.L.	France
AK Steel Srl	Italy
AK Steel International Limited	United Kingdom
AK Steel Merchandising S.A.	Spain
AK Steel Properties, Inc.	Delaware
AK Steel Receivables Ltd.	Ohio
AK Tube LLC	Delaware
Armco Advanced Materials, Inc.	Delaware
Armco Financial Services Corporation	Delaware
Armco Financial Services International, Inc.	Ohio
Armco Financial Services International, Ltd.	Delaware
Armco Insurance Group, Inc.	Delaware
Armco Investment Management, Inc.	Delaware
Armco Pacific Financial Services Limited	Vanuatu
Armco Pacific Limited	Singapore
Armco Resource Party Limited	Australia
Armco Steel Corporation	Ohio
Combined Metals Holding, Inc.	Nevada
Combined Metals of Chicago, LLC	Illinois
Compass Insurance Company	New York
Everest International, Inc.	Ohio
First Stainless, Inc.	Delaware
First Taconite Company	Delaware
FSA Services Corp.	Delaware
Gray Mining Company, Inc.	Pennsylvania
Magnetation LLC	Delaware

Name	State/Country of Incorporation
Materials Insurance Company	Cayman Islands
Northwestern National Insurance Company of Milwaukee, Wisconsin	Wisconsin
Northern Land Company	Minnesota
Rockport, Inc.	Ohio
Rockport Roll Shop LLC	Delaware
Strata Energy, Inc.	Ohio
Vicksmetal/Armco Associates	Delaware
Virginia Horn Taconite Company	Minnesota